Exhibit- 3.17
N. 228918 Repertorio                                                                                                          N. 33816 Raccolta
COSTITUZIONE DI SOCIETA’ A RESPONSABILITA’ LIMITATA CON SOCIO UNICO
REPUBBLICA ITALIANA
L’anno 2005 duemilacinque, il giorno 4 quattro del mese di ottobre. In Milano, nel mio studio sito in Via Vittor Pisani n. 9. Avanti a me Dott. Pasquale Lebano, Notaio in Milano, iscritto al Collegio Notarile del Distretto di Milano si costituisce:
<MIGONE DE AMICIS Agostino, nato a Rosignano Marittimo il 18 maggio 1951, domiciliato a Milano, Via del Lauro n. 7, Avvocato, il quale interviene al presente contratto non in proprio ma nella sua qualità di procuratore della Società costituita in Singapore:
ARGOS GENERAL IP (Singapore) Pte. Ltd., con sede in Singapore, 8 Cross Street, 11-00 PWC Building a quanto infra autorizzato in forza di procura speciale autenticata nella sottoscrizione dal Notaio Wendy Tienken dello Stato della California, Contea di San Mateo, in data 23 settembre 2005, debitamente apostillata in data 26 settembre 2005 al N.ro 257136 che, in originale, unitamente alla sua traduzione dall’inglese in italiano eseguita da me Notaio che conosco detta lingua, si allega al presente atto sotto la lettera “A”, omessane la lettura da parte di me Notaio per espressa dispensa avutane dal Costituito.
>Il Costituito, della cui identità personale io Notaio sono certo, rinuncia con il mio consenso all’intervento dei testimoni a questo Atto con il quale conviene e stipula quanto segue
1) La Società’ ARGOS GENERAL IP (Singapore) Pte. Ltd., così come sopra rappresentata, costituisce, una società a responsabilità limitata unipersonale sotto la denominazione:
AVAGO TECHNOLOGIES ITALY S.R.L.
<avente l’organizzazione fissata nello Statuto che, scritto su cinque fogli, viene allegato al presente Atto sotto la lettera “B”, previa lettura data al Costituito da parte di me Notaio.>
<2) La Società ha per oggetto:
- la produzione, l’acquisto, la vendita e relative trattative, anche in qualità di agente o distributore, di prodotti e soluzioni hardware e software, attrezzature tecniche e scientifiche e in generale prodotti a semiconduttore e materiale elettrico ed elettronico di qualsiasi tipo (i “Prodotti”);
- la prestazione di servizi di assistenza tecnica relativamente ai Prodotti, sia di produzione propria che di terzi, provvedendo eventualmente anche all’installazione ed al collaudo degli stessi;
- studiare, ricercare, sviluppare, realizzare, sperimentare, acquistare, garantire, e concedere in licenza i Prodotti, sistemi e servizi nel campo delle tecnologie ottiche a semiconduttore per applicazioni nelle telecomunicazioni, per le aziende di esercizio delle telecomunicazioni ed in generale ogni procedimento, soluzione, know-how e/o strumento, brevettato o meno, concernente i Prodotti ed materiali di cui sopra. Al fine di realizzare l’oggetto sociale e, quindi, quale attività non prevalente, la Società potrà:
- compiere tutte le operazioni commerciali, industriali, finanziarie, mobiliari ed immobiliari ritenute dall’Organo Amministrativo necessarie od utili;
- prestare avalli, fideiussioni ed ogni altra garanzia, anche reale;
- assumere, sia direttamente che indirettamente, interessenze e partecipazioni in altre società od imprese aventi oggetto analogo, connesso od affine al proprio, nonché in altre società.
Tutte le attività finanziarie, qualificate tali dalla Legge, non saranno comunque svolte nei confronti del pubblico.
E’ espressamente esclusa la raccolta del risparmio, la locazione finanziaria attiva e l’acquisto di crediti d’impresa.
La Società ha facoltà di raccogliere, presso i propri soci e nel rispetto delle leggi e dei regolamenti vigenti, i fondi necessari per il conseguimento dell’oggetto sociale.
La Società può acquistare o cedere, concedere od accettare licenze d’uso di brevetti industriali, know-how e diritti di proprietà industriale e commerciale in genere.
E’ escluso lo svolgimento delle attività professionali di cui alla Legge 1815/1939.>
3) La società ha sede in Torino, Via Schiaparelli n. 12-14 (indirizzo indicato solo ai fini dell’iscrizione al Registro delle Imprese).
<4) Il capitale sociale è fissato in Euro 10.000 (diecimila). Esso viene assunto e sottoscritto integralmente dall’unico socio <ARGOS GENERAL IP (Singapore) Pte. Ltd. >>
5) Dichiara il Costituito che il capitale é stato interamente versato in buona valuta legale da parte della ARGOS GENERAL IP (Singapore) Pte. Ltd. presso la Filiale di Milano della Cassa di Risparmio di Parma & Piacenza S.p.a. in data odierna siccome risulta da ricevuta rilasciata dalla Banca stessa in pari data. Il capitale sociale risulta essere pertanto di Euro 10.000 (diecimila) interamente sottoscritto e versato.
<6) La durata della Società è fissata da oggi sino al giorno 31 dicembre 2050 salvo proroga o anticipato scioglimento.>
7) <Gli esercizi sociali si chiudono il 31 dicembre di ogni anno; il primo si chiuderà il 31 dicembre 2005.>
<8) A comporre il primo consiglio di amministrazione della Società che sarà formato da tre membri, vengono chiamati i signori:
HAO KENNETH YEH-KANG, nato a New York ( U.S.A.) l’11 settembre 1968, residente a Hillsborough (U.S.A) 16 Farm Lane, Codice Fiscale HAO KNT 68P11 Z404R -
CLAMMER Adam Herbert, nato a Laguna Beach (California, U.S.A.) il 20 agosto 1970, residente a San Francisco (U.S.A.), Green Street 1450 Codice Fiscale CLM DHR 70M20 Z404W -
COCITO MARCO, nato a Asti (AT) il 30 dicembre 1947, residente a Caprie (TO), Via Peroldrado n. 41, Codice Fiscale CCT MRC 47T30 A479K -
Alla carica di Presidente del Consiglio di Amministrazione viene chiamato il Signor HAO KENNETH YEH-KANG, mentre il Signor CLAMMER Adam Herbert assume la veste di Vice-Presidente, agli stessi spetta altresì la legale rappresentanza della Società.
Essi resteranno in carica sino a revoca o dimissioni.
Al Consiglio di Amministrazione testé nominato vengono conferiti tutti i poteri di ordinaria e straordinaria amministrazione della società. >
<9) Le spese del presente Atto, approssimativamente indicate in Euro 2600 (duemilaseicento) sono a carico della Società.><>
 E
richiesto io Notaio ho ricevuto questo Atto che, unitamente all’allegato “B”, ho letto al Costituito il quale a mia interpellanza li approva e, confermandoli, li sottoscrive, con me Notaio, che omisi la lettura dell’allegato “A”, per espressa dispensa avutane.-
Questo Atto, scritto in parte con elaboratore elettronico da persona di mia fiducia e sotto la mia direzione e completato a mano da me Notaio, occupa di due fogli cinque facciate intere, e quanto alla sesta scritta sin qui.
F.to Agostino Migone De Amicis
F.to Dott. Pasquale Lèbano – Notaro

Translation -
DEED OF INCORPORATION
OF A LIMITED LIABILITY COMPANY
REPUBLIC OF ITALY
This day 4th of October 2005 in Milan, in my office located in Via Vittor Pisani no. 9 before me Mr. Pasquale Lebano, Notary in Milan, enrolled in the Board of Notaries of the District of Milan
APPEARED
MIGONE DE AMICIS Agostino, born in Rosignano Marittimo on May 18, 1951, domiciled in Milan, Via del Lauro n. 7, lawyer, who acts herein not on his own but in his capacity as attorney-in-fact of the company established in Singapore:
ARGOS GENERAL IP (Singapore) Pte.Ltd., with registered offices in Singapore, 8 Cross Street, 11-00 PWC Building authorized by virtue of a special power of attorney legalized in its signature by Notary Wendy Tienken of the State of California, County of San Mateo, on September 23, 2005, duly apostilled on September 26, 2005 under No. 257136 and enclosed, together with the relevant Italian translation made by me, Notary, fluent in the English language, to the present deed under letter “A”, without public reading thereof by express waiver of the appearant.
The appearing attorney-in-fact, of whose identity I, Notary, am certain, waives, with my consent, the presence of witnesses to this Deed and states and agrees as follows:
1) The Company ARGOS GENERAL IP (Singapore) Pte.Ltd, as above represented, hereby incorporates a limited liability company under the name
AVAGO TECHNOLOGIES ITALY S.r.l.
regulated by the by-laws which, consists of 5 sheets and is attached hereto under letter “B”, having been read by me, the Notary, to the appearing attorney-in-fact.
2) The corporate purpose shall be:
- production, purchase, sale and related bargaining, also as agent or distributor, of products and hardware and software solutions, technical and scientific equipment and generally any and all semi-conductor products, electrical and electronic materials (the “Products”);
- technical assistance services related to the Products, be they manufactured by the Company or third parties, including installation, testing and maintenance of the same;

- studies, research, development, tests, trials on the Products, acquire, guarantee and license Products, systems and services, particularly (without limitation) in the field of semi-conductor optical technologies for application to telecommunication, for telecommunication service undertakings and generally any procedure, solution, instrument or know-how, patented or not, concerning the same. For the achievement of the corporate purpose, but not as a main activity, the company may:
- perform all commercial, industrial, personal and real property transactions considered necessary or useful by the Management;
- grant sureties and other kind of guarantees, also on real property;
- acquire, either directly or indirectly, interests and participations in other companies or businesses which have analogous or related corporate purposes.
All activities which, according to law, are financial activities, shall not be performed by the Company vis-à-vis the public.
The Company shall not solicit public savings, perform active financial leasing and acquire business receivables.
The Company may collect from its quotaholders, in compliance with laws and regulations in force, the funds necessary for the achievement of its corporate purposes.
The Company may acquire or sell, grant or accept licenses for the use of industrial patents, know-how and more generally , industrial and commercial property rights.
The Company may not carry out the professional activities outlined by Law 1815/1939.
3) The company’s registered office shall be in Turin, Via Schiapparelli n. 12-14 (address indicated only for purpose of registration in the Companies Register).
4) The corporate capital shall be of Euro10.000 and wholly undertaken and subscribed by the Sole Quotaholder ARGOS GENERAL IP (Singapore) Pte.Ltd.
5) The appearing attorney-in-fact states that the corporate capital has fully paid in, this same day, in good and valuable currency by ARGOS GENERAL IP (Singapore) Pte.Ltd. at the Milan Agency of the Cassa di Risparmio di Parma & Piacenza, as per receipt issued on the same date by the Bank itself.
Therefore, the corporate capital consists of Euro 10,000
6) The duration of the Company shall be from today until December 31, 2050, save extension or prior termination.

7) The Company’s fiscal years shall end on December 31 of every year; the first fiscal year shall end on December 31, 2005
8) The first Board of Directors of the Company shall be composed by 3 members, namely Messrs:
HAO KENNETH YEH-KANG, born in New York (USA) on September 11, 1968, residing in Hillsborough (USA) 16 Farm Lane, fiscal code HAO KNT 68P11 Z404R CLAMMER Adam Herbert, born in Laguna Beach (California, USA) on August 20, 1970, residing in San Francisco (SA); Green Street 1450, fiscal code CLM DHR 70M20 Z404W COCITO Marco, born in Asti (AT), on December 30, 1947, residing in Caprie (TO), Via Peroldrano n. 41, fiscal code CCT MRC 47T30 A479K Mr. HAO KENNETH YEH-KANG will be the Chairman of the Board of Directors, while Mr. CLAMMER Adam Herbert will hold the office of Vice-Chairmann. Both shall legally represent the Company.
They will be in charge until revocation or resignation.
The Board of Directors so appointed shall be entitled to exercise all ordinary and extraordinary management powers of the Company.
9) The expenses arising out of the present approximately amount to approximately Euro 2,600 and shall be borne by the Company.
I, Notary, have received and read this Deed, together with Attachment “B” to the appearing attorney-in-fact (who confirmed, approved and undersigned them with me, Notary) and omitted reading Attachment “A”, having been so allowed.
This Deed, partly written through a computer by a person of my trust under my supervision and completed by hand by me, Notary, consists of five full pages, and until here on the sixth, on two sheets of paper.
Signed Agostino Migone de Amicis
Signed Pasquale Lebano- Notary

ALLEGATO “B” AL N. 228918 REPERTORIO AL N. 33816 RACCOLTA
STATUTO
DENOMINAZIONE — OGGETTO — SEDE — DURATA
Art. 1. E’ costituita una società a responsabilità limitata con la denominazione
AVAGO TECHNOLOGIES ITALY S.R.L.
Art. 2. La Società ha per oggetto le seguenti attività:
(i)	la produzione, l’acquisto, la vendita e relative trattative, anche in qualità di agente o distributore, di prodotti e soluzioni hardware e software, attrezzature tecniche e scientifiche e in generale prodotti a semiconduttore e materiale elettrico ed elettronico di qualsiasi tipo (i “Prodotti”);

(ii)	la prestazione di servizi di assistenza tecnica relativamente ai Prodotti, sia di produzione propria che di terzi, provvedendo eventualmente anche all’installazione ed al collaudo degli stessi;

(iii)	studiare, ricercare, sviluppare, realizzare, sperimentare, acquistare, garantire, e concedere in licenza i Prodotti, sistemi e servizi nel campo delle tecnologie ottiche a semiconduttore per applicazioni nelle telecomunicazioni, per le aziende di esercizio delle telecomunicazioni ed in generale ogni procedimento, soluzione, know-how e/o strumento, brevettato o meno, concernente i Prodotti ed materiali di cui sopra.
Al fine di realizzare l’oggetto sociale e, quindi, quale attività non prevalente, la Società potrà:
- compiere tutte le operazioni commerciali, industriali, finanziarie, mobiliari ed immobiliari ritenute dall’Organo Amministrativo necessarie od utili;
- prestare avalli, fideiussioni ed ogni altra garanzia, anche reale;
- assumere, sia direttamente che indirettamente, interessenze e partecipazioni in altre società od imprese aventi oggetto analogo, connesso od affine al proprio, nonché in altre società.
Tutte le attività finanziarie, qualificate tali dalla Legge, non saranno comunque svolte nei confronti del pubblico.
E’ espressamente esclusa la raccolta del risparmio, la locazione finanziaria attiva e l’acquisto di crediti d’impresa.
La Società ha facoltà di raccogliere, presso i propri soci e nel rispetto delle leggi e dei regolamenti vigenti, i fondi necessari per il conseguimento dell’oggetto sociale.
La Società può acquistare o cedere, concedere od accettare licenze d’uso di brevetti industriali, know-how e diritti di proprietà industriale e commerciale in genere.
E’ escluso lo svolgimento delle attività professionali di cui alla Legge 1815/1939.
Art. 3. La Società ha la sede legale in Torino all’indirizzo risultante dall’apposita iscrizione effettuata presso il Registro delle Imprese.
La società ha facoltà di istituire, sia in Italia che all’estero, sedi secondarie e di sopprimerle.

Art. 4. Il domicilio dei soci, per quel che concerne i loro rapporti con la Società, è quello che risulta dal libro dei soci.
Art. 5. La durata della Società è stabilita sino al 31 dicembre 2050 e può essere prorogata.
CAPITALE
Art. 6. Il capitale sociale è di Euro 10.000 (diecimila), ed è rappresentato da tante quote quanti sono i soci.
Art. 7. Nel caso di provvedimenti di riduzione del capitale per perdite superiori al terzo del capitale stesso, potrà essere omesso il deposito presso la sede sociale della documentazione prevista dall’art. 2482 bis C.C. in previsione della relativa assemblea.
Art. 8. L’esecuzione dei conferimenti non ancora eseguiti é richiesta dall’Organo Amministrativo nei termini e nei modi previsti dall’art. 2466 C.C. Anche per il caso di aumento di capitale, possono essere conferiti tutti gli elementi dell’attivo suscettibili di valutazione economica.
Il conferimento può anche avvenire mediante la prestazione di una polizza di assicurazione o di una fideiussione bancaria con cui vengano garantiti, per l’intero valore ad essi assegnato, gli obblighi assunti dal socio aventi per oggetto la prestazione d’opera o di servizi a favore della Società. La polizza o la fideiussione possono essere sostituite dal socio con il versamento a titolo di cauzione del corrispondente importo in danaro presso la Società.
Art. 9. La Società può conseguire dai soci finanziamenti senza obbligo di rimborso ovvero con obbligo di rimborso, onerosi o gratuiti, purché nei limiti ed alle condizioni previsti dall’art. 2467 C.C.
Art. 10. Le quote sociali o parte di esse sono liberamente trasferibili per atto tra vivi e per successione a causa di morte.
RECESSO DEI SOCI
Art. 11. Il diritto di recesso spetta ai Soci in tutti i casi previsti dalla legge.
Art. 12. Il socio che intende recedere, deve comunicarlo all’organo amministrativo mediante lettera raccomandata con ricevuta di ritorno.
La raccomandata deve essere inviata entro quindici giorni dall’iscrizione nel registro delle imprese o, se non prevista, dalla trascrizione nel libro delle decisioni dei soci della decisione che lo legittima, con l’indicazione delle generalità del socio recedente, del domicilio per le comunicazioni inerenti al procedimento.
Se il fatto che legittima il recesso è diverso da una decisione, esso può essere esercitato non oltre trenta giorni dalla sua conoscenza da parte del socio.
L’organo amministrativo è tenuto a comunicare ai soci i fatti che possono dare luogo all’esercizio del recesso senza indugio dal momento in cui ne è venuto esso stesso a conoscenza. Il recesso si intende esercitato il giorno in cui la comunicazione è pervenuta alla sede legale della società.
Dell’avvenuto esercizio del diritto di recesso deve essere fatta annotazione nel libro dei soci.

Il recesso non può essere esercitato e, se già esercitato, è privo di efficacia se entro novanta giorni dall’esercizio del recesso la società revoca la delibera che lo legittima ovvero se è deliberato lo scioglimento della società.
Il rimborso della partecipazione del recedente avviene nei termini e con le modalità previsti dall’art. 2473 C. C., terzo e quarto comma.
AMMINISTRAZIONE
Art. 13. La Società può essere amministrata, con scelta da adottarsi dai soci ai sensi dell’ art. 2479 del Codice Civile, da un amministratore unico oppure da un consiglio di amministrazione composto da un numero minimo di 3 membri ad un massimo di 7 membri, anche non soci, a cui è affidata l’amministrazione della società collegialmente.
Gli amministratori restano in carica per un triennio ovvero per la durata stabilita dai soci all’atto della nomina. Qualora questa sia a tempo determinato, essi scadono alla data dell’assemblea convocata per l’approvazione del bilancio relativo all’ultimo esercizio della loro carica e sono rieleggibili.
Art. 14. Nel caso di nomina del Consiglio di Amministrazione, se nel corso dell’esercizio viene a mancare un Consigliere, decade l’intero Consiglio di Amministrazione e i Soci devono provvedere all’elezione di un nuovo organo amministrativo.
Art. 15. Agli Amministratori spetta il rimborso delle spese sostenute per ragioni del loro ufficio. La carica amministrativa si intende gratuita salvo contraria deliberazione dell’assemblea dei soci. Il Consiglio di Amministrazione può deliberare in merito al compenso di uno o più Consiglieri Delegati.
Art. 16. Qualora sia costituito un Consiglio di Amministrazione le decisioni possono essere adottate:
(i)	mediante consultazione scritta o sulla base del consenso espresso per iscritto. La procedura di consultazione scritta, o di acquisizione del consenso espresso per iscritto non é soggetta a particolari vincoli purché sia assicurato a ciascun Amministratore il diritto di partecipare alla decisione e sia assicurata a tutti gli aventi diritto adeguata informazione.

La decisione é adottata mediante approvazione per iscritto di un unico documento ovvero di più documenti che contengano il medesimo testo di decisione da parte della maggioranza degli amministratori. Nel testo della decisione dovrà essere indicato il termine per la conclusione del procedimento. La decisione assumerà la data dell’ultima dichiarazione pervenuta nel termine prescritto.

Le decisioni del consiglio di amministrazione sono prese con il voto favorevole della maggioranza degli amministratori in carica.

Le decisioni adottate mediante consultazione scritta o sulla base del consenso espresso per iscritto devono essere trascritte senza indugio nel libro delle decisioni degli amministratori da uno qualsiasi degli amministratori. La relativa documentazione è

conservata dalla società;

(ii)	ovvero mediante delibera consiliare assunta con la presenza della maggioranza degli amministratori in carica, a maggioranza dei voti dei presenti.
Art. 17. Ove non sia già stato eletto da parte dei soci il Consiglio elegge per votazione palese fra i suoi membri il Presidente. I soci, o, in mancanza, il Consiglio possono eleggere anche uno o più Vice-Presidenti.
Il Segretario, anche non Consigliere o non socio, viene designato di volta in volta dai consiglieri intervenuti a ciascuna riunione del Consiglio.
Art. 18. Il Consiglio si raduna sia presso la sede sociale, sia altrove, in Italia o all’estero.
Le riunioni del Consiglio di Amministrazione sono convocate dal Presidente o da un Vice-Presidente allorché sia necessario e comunque nei casi previsti dal quinto comma dell’ art. 2475 C.C. o qualora ne sia fatta richiesta scritta da almeno un Consigliere. Le formalità di convocazione del Consiglio possono essere delegate ad un terzo, anche non Consigliere o non socio, per conto del Presidente o di un Vice-Presidente.
Art. 19. Il Consiglio viene convocato con lettera raccomandata o con telefax o con altro mezzo idoneo ad assicurare la prova dell’avvenuto ricevimento da spedirsi almeno 7 (sette) giorni prima dell’adunanza a ciascun Consigliere e, se nominati, a ciascun membro effettivo del Collegio Sindacale, e nei casi di urgenza con telegramma, telex, telefax o posta elettronica da spedirsi ai medesimi almeno 2 (due) giorni prima dell’adunanza.
Tuttavia il Consiglio di Amministrazione è validamente costituito anche quando sia intervenuta la maggioranza dei suoi componenti e dei componenti dell’organo di controllo, se nominato, e tutti gli aventi diritto ad intervenire siano stati previamente informati della riunione anche senza le formalità richieste in via ordinaria per la convocazione.
Art. 20. Per la validità delle deliberazioni del Consiglio è necessaria la presenza effettiva (anche a mezzo audio o videoconferenza) della maggioranza dei consiglieri in carica.
In assenza del Presidente e di Vice-Presidenti la riunione è presieduta dal Consigliere designato a maggioranza dagli intervenuti. Le deliberazioni sono prese a maggioranza assoluta dei presenti. In caso di parità di voti, la proposta si intende respinta.
Le deliberazioni del Consiglio devono essere verbalizzate nel libro dei verbali delle decisioni degli amministratori e sottoscritte dal Presidente e dal Segretario della seduta.
E’ ammessa la possibilità che le adunanze del Consiglio si tengano anche per audioconferenza o videoconferenza a condizione che tutti i partecipanti possano essere identificati, che sia consentito loro di seguire la discussione ed intervenire in tempo reale nella trattazione degli argomenti all’ordine del giorno nonché poter visionare o ricevere documentazione e di poterne trasmettere. La riunione si considera tenuta nel luogo ove si trova il Presidente della stessa insieme al Segretario, onde consentire la stesura e la sottoscrizione del relativo verbale.
Art. 21. L’amministratore unico o il consiglio di amministrazione hanno i più ampi poteri per la gestione della Società, ed hanno facoltà di compiere tutti gli atti che ritengano opportuni per

l’attuazione dell’oggetto sociale, esclusi soltanto quelli che la legge riserva inderogabilmente alla competenza dei soci.
Il Consiglio di Amministrazione può delegare parte delle proprie attribuzioni ad uno o più dei suoi membri, determinando i limiti della delega.
Art. 22. L’Organo Amministrativo può nominare direttori, institori e procuratori negoziali delegando ai medesimi, congiuntamente o disgiuntamente, il potere di compiere determinati atti o categorie di atti in nome e per conto della Società.
RAPPRESENTANZA DELLA SOCIETA’
Art. 23. L’amministratore unico ha la rappresentanza della società.
In caso di nomina del Consiglio di Amministrazione, la rappresentanza della Società spetta al Presidente del Consiglio di Amministrazione, al Vice Presidente e, se nominati, ai singoli Amministratori Delegati.
La rappresentanza della società spetta anche ai direttori, agli institori e ai procuratori, nei limiti dei poteri loro conferiti nell’atto di nomina.
DECISIONI DEI SOCI
Art. 24. I soci decidono sulle materie riservate alla loro competenza dalla legge, dal presente statuto nonché sugli argomenti che uno o più amministratori o tanti soci che rappresentano almeno un terzo del capitale sociale sottopongono alla loro approvazione.
Sono comunque riservate alla competenza dei soci:
1) l’approvazione del bilancio e la distribuzione degli utili;
2) la nomina dell’amministratore unico o degli amministratori che compongono il Consiglio di Amministrazione e la durata della loro carica;
3) la nomina — se del caso — dei Sindaci e del Presidente del Collegio Sindacale o del Revisore;
4) le modificazioni dell’atto costitutivo;
5) le decisioni circa il compimento di operazioni che comportano una sostanziale modificazione dell’oggetto sociale o una rilevante modificazione dei diritti dei soci.
Fermo quanto previsto al successivo articolo 25, le decisioni dei soci possono essere adottate mediante consultazione scritta o sulla base del consenso espresso per iscritto. La consultazione scritta avviene su iniziativa del Presidente del Consiglio di Amministrazione o dell’Amministratore Unico e consiste in una proposta di decisione che dovrà essere inviata a tutti i soci, con qualsiasi mezzo, idoneo ad assicurare la prova dell’avvenuto ricevimento (incluso, a titolo esemplificativo ma non esaustivo, fax o posta elettronica), fatto pervenire al domicilio risultante dal libro soci. Dalla proposta devono risultare con chiarezza l’argomento oggetto della consultazione, le ragioni e quanto necessario per assicurare un’adeguata informazione sugli argomenti da trattare, nonché l’esatto testo della decisione da adottare.
I soci hanno 15 giorni (o il diverso termine stabilito nella proposta di decisione) per trasmettere la risposta presso la sede sociale o altro indirizzo indicato nella proposta di decisione. La risposta deve essere apposta in calce al documento ricevuto, e deve contenere un’approvazione, un diniego o un’astensione espressa. Le decisioni assunte mediante consultazione scritta sono validamente prese con il voto favorevole di tanti soci che rappresentino almeno la maggioranza del capitale sociale. La mancanza di risposta dei soci entro il termine suddetto viene considerata come voto contrario.
Spetta al Presidente del Consiglio o all’Amministratore Unico raccogliere le consultazioni ricevute e comunicarne i risultati a tutti i soci, amministratori, sindaci e revisore, se nominati, indicando:
- i soci favorevoli, contrari o astenuti ed il capitale da ciascuno rappresentato;
- la data in cui si è formata la decisione;
- eventuali osservazioni o dichiarazioni relative all’argomento oggetto della consultazione, se richiesto dagli stessi soci.
Tutti i documenti trasmessi alla sede della Società relativi alla formazione della volontà dei soci devono essere conservati dalla Società, unitamente al libro delle decisioni dei soci.
Le decisioni dei soci adottate ai sensi del presente articolo devono essere trascritte senza indugio nel libro delle decisioni dei soci.
Il consenso espresso per iscritto non richiede l’utilizzo di particolari formalità, purché sia assicurato a ciascun socio il diritto di partecipare alla decisione e di avere adeguata informazione. Ciascun socio, pertanto, previamente informato circa il testo della decisione da adottare e il termine per l’adozione, potrà esprimere per iscritto il proprio consenso ovvero il proprio dissenso rispetto alla decisione inviando il relativo documento presso la sede sociale.
Le decisioni sono validamente assunte qualora giungano alla sede sociale entro il termine prescritto i consensi di tanti soci che rappresentino almeno la maggioranza del capitale sociale. La mancanza di risposta dei soci entro il termine suddetto viene considerata come voto contrario.
Spetta al Presidente del Consiglio di Amministrazione o all’Amministratore Unico verificare che tutti i soci siano stati adeguatamente informati circa la decisione da adottare e i termini entro i quali esprimere il consenso nonché verificare la formazione della volontà dei soci. Della decisione adottata deve essere redatto apposito verbale da trascrivere nel libro delle decisioni dei soci nel quale devono essere conservati i documenti che hanno concorso a formare la decisione.
Art. 25. Le decisioni dei soci relative alle modificazioni dell’atto costitutivo, al compimento di operazioni che comportino una sostanziale modificazione dell’oggetto sociale o una rilevante modificazione dei diritti dei soci, nonché quando ne sia fatta richiesta da uno o più amministratori o da tanti soci che rappresentano almeno un terzo del capitale sociale debbono essere adottate mediante deliberazione assembleare ai sensi dell’art. 2479 bis.
L’Assemblea può anche essere convocata fuori dalla sede sociale, in Italia o, qualora non sia necessaria la presenza di un Notaio, nei Paesi membri dell’Unione Europea, a Singapore o negli Stati Uniti d’America dall’Organo Amministrativo con avviso di convocazione inviato a mezzo lettera raccomandata, telefax o posta elettronica al domicilio dei soci non meno di otto giorni prima di quello fissato per l’adunanza o, se spedito successivamente, ricevuto almeno cinque giorni prima di quello fissato per l’adunanza. L’avviso dovrà indicare il giorno, l’ora, il luogo dell’adunanza e l’elenco delle materie da trattare ed eventualmente il giorno, il luogo e l’ora della seconda convocazione qualora la prima andasse deserta.
Sono tuttavia valide le assemblee anche non convocate come sopra, qualora vi sia rappresentato l’intero capitale sociale, tutti gli amministratori e, ove nominati, i sindaci siano presenti o informati e nessuno si opponga alla trattazione degli argomenti all’ordine del giorno.
Il socio può farsi rappresentare da altra persona e la relativa documentazione è conservata agli atti sociali.
Art. 26. L’Assemblea è presieduta dal Presidente del Consiglio di Amministrazione o, ove esista, dall’Amministratore Unico o da persona designata dall’Assemblea. L’Assemblea nomina un Segretario anche non socio e sceglie, se lo ritiene opportuno, due scrutatori. Le deliberazioni dell’assemblea sono constatate da verbale firmato dal Presidente, dal Segretario ed, eventualmente, dagli scrutatori. Nei casi di legge ed inoltre quando il Presidente dell’assemblea lo ritenga opportuno, il verbale viene redatto da Notaio. Nel verbale devono essere riassunte, su richiesta dei soci, le loro dichiarazioni.
Il Presidente dell’assemblea verifica la regolarità della costituzione, accerta l’identità e la legittimazione dei presenti, regola il suo svolgimento ed accerta i risultati delle votazioni; degli esiti di tali accertamenti deve essere dato conto nel verbale.
Ogni socio ha diritto di partecipare alle decisioni dei soci ed il suo voto vale in misura proporzionale alla sua partecipazione.
Art. 27. L’assemblea è costituita con la presenza dei soci che rappresentino almeno la metà del capitale sociale e delibera a maggioranza assoluta dei presenti e, nei casi di deliberazioni previste dai numeri 4) e 5) del precedente art. 24, con il voto favorevole dei soci che rappresentano almeno la metà del capitale sociale.
Art. 28. E’ ammessa la possibilità che le adunanze delle Assemblee si possono svolgere anche per audioconferenza o videoconferenza a condizione che nell’avviso di convocazione siano indicati i luoghi audio o video collegati nei quali gli intervenuti potranno affluire.
Tutti i partecipanti devono poter essere identificati, deve essere loro consentito seguire la discussione, partecipare alla votazione simultanea ed intervenire in tempo reale nella trattazione degli argomenti all’ordine del giorno nonché poter visionare o ricevere documentazione e di poterne trasmettere. La riunione si considererà tenuta nel luogo ove si trova il Presidente della stessa insieme al Segretario, onde consentire la stesura e la sottoscrizione del relativo verbale.
CONTROLLO LEGALE DEI CONTI
Art. 29. I soci possono nominare un collegio sindacale composto di tre membri effettivi e due supplenti o in alternativa un revisore, al quale affidare il controllo legale dei conti.
I soci determinano la retribuzione dei sindaci o del revisore secondo le tariffe degli Ordini

Professionali di appartenenza o, in mancanza, di quelle dei dottori commercialisti per l’intero periodo di durata del loro mandato.
Nei casi previsti dall’art. 2477, secondo e terzo comma, c.c. la nomina del collegio sindacale è obbligatoria; in tal caso, si applicano le norme dettate in tema di società per azioni. Il collegio sindacale esercita anche il controllo contabile, salvo diversa decisione dei soci che preveda la nomina di un revisore o di una società di revisione cui affidare il controllo contabile.
I compiti, la durata dell’incarico, le modalità di svolgimento dello stesso, le cause di ineleggibilità e di decadenza del collegio sindacale e/o del revisore o della società di revisione, ove nominati, sono disciplinati dalle norme dettate in tema di società per azioni.
Le riunioni del Collegio Sindacale possono tenersi anche con l’ausilio di mezzi telematici con gli intervenuti dislocati in più luoghi, contigui o distanti, audio/video collegati, a condizione che siano rispettati il metodo collegiale e i principi di buona fede e di parità di trattamento dei componenti del collegio sindacale ed in particolare a condizione che:
a)	sia consentito al presidente del collegio sindacale di accertare l’identità e la legittimazione degli intervenuti, regolare lo svolgimento dell’adunanza, constatare e proclamare i risultati della votazione;

b)	sia consentito al soggetto verbalizzante di percepire adeguatamente gli eventi oggetto di verbalizzazione;

c)	sia consentito agli intervenuti di partecipare alla discussione e alla votazione simultanea sugli argomenti all’ordine del giorno.
La riunione si considererà tenuta nel luogo in cui si trovano il Presidente ed il segretario, onde permettere la stesura e la sottoscrizione del relativo verbale.
ESERCIZI SOCIALI ED UTILI
Art. 30. Gli esercizi sociali si chiudono al 31 dicembre di ogni anno.
L’organo amministrativo procede alla formazione del bilancio ed alla sua presentazione ai soci entro centoventi giorni dalla chiusura dell’esercizio sociale, ovvero entro centottanta giorni nel caso in cui la Società sia tenuta alla redazione del bilancio consolidato ovvero quando lo richiedano particolari esigenze relative alla struttura ed all’oggetto della società. In questi casi l’organo amministrativo segnala nella relazione prevista dall’art. 2428 c.c. le ragioni della dilazione.
Art. 31. Gli utili netti di ciascun esercizio, dopo prelevata una somma non inferiore al 5% per la Riserva Legale, fino a che questa non abbia raggiunto il 20% del capitale sociale, possono essere accantonati o distribuiti ai soci o destinati ad altri scopi nell’interesse della Società.
Art. 32. Il pagamento dei dividendi è effettuato nei termini e modi stabiliti dai soci che ne deliberano la distribuzione o, in mancanza, dall’Organo Amministrativo.
Il diritto al pagamento dei dividendi la cui distribuzione sia stata deliberata ai sensi del comma precedente si prescrive nel termine di cinque (5) anni.

SCIOGLIMENTO E LIQUIDAZIONE
Art. 33. Addivenendosi in qualsiasi tempo e per qualsiasi causa allo scioglimento della Società, l’Assemblea stabilisce le modalità della liquidazione e nomina uno o più Liquidatori determinandone i poteri, ai sensi dell’art. 2487 C.C.
Il bilancio finale di liquidazione approvato con voto unanime dei soci non è soggetto a reclamo e si intende approvato ai fini dell’art. 2493 del Cod. Civ. anche se non sia compiuto il termine ivi previsto.
RINVIO
Art. 34. Tutto quanto non è specificamente previsto dal presente Statuto è regolato dalle disposizioni di legge vigenti.

Translation
BY-LAWS
NAME — CORPORATE PURPOSE — REGISTERED OFFICE — DURATION
Art. 1. A limited liability company is incorporated with the name
“AVAGO TECHNOLOGIES ITALY SRL”
Art. 2. The purpose of the company is:
(i)	production, purchase and sale (also through import and/or export), and related trade also as agent or distributor, of hardware and software products and solutions, technical and scientific equipment and generally any and all semi-conductor products, electrical and electronic materials (the “Products”);

(ii)	technical assistance services related to the Products, be they manufactured by the Company or third parties, including installation, testing and maintenance of the same,

(iii)	studies, research, development, tests, trials on the Products, acquire, guarantee and license Products, systems and services, particularly (without limitation) in the field of semi-conductor optical technologies for application to telecommunication, for telecommunication service undertakings and generally any procedure, solution, instrument or know-how, patented or not, concerning the same;
For the achievement of the corporate purpose, but not as a main activity, the company may:
–	perform all commercial, industrial, personal and real property transactions considered necessary or useful by the Management;

–	grant sureties and other kind of guarantees, also on real property;

–	acquire, either directly or indirectly, interests and participations in other companies or businesses which have analogous or related corporate purposes.
All activities which, according to law, are financial activities, shall not be performed by the Company vis-à-vis the public.
The Company shall not solicit public savings, perform active leasing and acquire business receivables.
The Company may collect from its quotaholders, in compliance with laws and regulations in force, necessary funds for the achievement of the corporate purpose.
The Company may acquire or sell, grant or accept licenses for the use of industrial trade marks, know-how, industrial property and more generally, commercial rights.
The Company may not carry out the professional activities outlined by Law 1815/1939.

Translation
Art. 3. The registered office of the Company is in Turin, at the address registered in the Registry of Companies.
The Company may establish and close branch offices in Italy and abroad.
Art. 4. For the purposes of their relationships with the company, the quotaholders’ domicile is at the place indicated in the Quotaholders’ Book.
Art. 5. The duration of the Company shall be until December 31, 2050 and may be extended.
CAPITAL
Art. 6. The capital of the Company is 10.000,00 Euro (ten thousand Euro) divided in as many quotas as there are quotaholders.
Art. 7. In case of reduction of capital for losses which exceed one third, the filing at the registered office of the Company, in advance of the meeting, of the documentation provided by article 2482 bis of the Italian Civil Code, may be omitted.
Art. 8. Payment of contributions to capital not yet made shall be requested by the Management pursuant to the terms and conditions set forth by Article 2466 of the Italian Civil Code. Also for increases of capital, all assets having an economic value, may be contributed.
Contributions may also be made through insurance policies or bank guarantees which shall guarantee, for their entire value, the obligations assumed by the quotaholder for the performance of work or services in favor of the Company. The policy or guarantee may be substituted by the quotaholder by cash to be paid in to the Company in an amount which corresponds to that of the above policy or guarantee.
Art. 9. The Company may obtain financing from the quotaholders with or without obligation of reimbursement, for or without a consideration, within the limits and in accordance with the provisions of Article 2467 of the Italian Civil Code.
Art. 10. The quotas or part of them may be freely transferred by inter vivos deed and in case of death by the estate.

Translation
WITHDRAWAL OF QUOTAHOLDERS
Art. 11. Quotaholders may withdraw in all cases provided by law.
Art. 12. Quotaholders who wish to withdraw, shall give notice thereof to the Management by registered mail, return receipt requested.
The notice shall be sent within fifteen days from registration of the decision which legitimates such withdrawal with the Registry of Companies, or, if not required, from its recording in the Quotaholders’ book. Such notice shall indicate the name and address of the withdrawing quotaholder as well as his domicile for the purpose of permitting the sending of notices which are related to the procedure of withdrawal.
If withdrawal is legitimated otherwise than by a decision, the quotaholder shall perform it within thirty days from its coming to the quotaholder’s knowledge.
From the moment where it comes to its knowledge, the Management shall inform the quotaholders without delay about the facts which may give rise to withdrawal.
Withdrawal shall be considered as having been exercised on the date when the notice of withdrawal is received at the registered office of the Company.
The exercise of the right of withdrawal shall be recorded in the Quotaholders’ book.
Withdrawal may not be exercised and, if already exercised, it shall be without effect, if within ninety days from its exercise, the Company revokes the resolution which legitimated it, or if the Company has resolved its liquidation.
The withdrawing quotaholder shall be reimbursed his quotaholding within the term and according to the conditions provided by the third and fourth paragraphs of Article 2473 of the Italian Civil Code.
MANAGEMENT
Art. 13. The Company may be managed, according to the choice to be made by the quotaholders pursuant to Article 2479 of the Italian Civil Code, by a Sole Director or by a Board of Directors composed of between 3 and 7 members, who need not be quotaholders.
Directors shall remain in office for a three year term or for any other period of time fixed by the quotaholders. If they are elected for a limited duration, their office shall terminate at the date of the Quotaholders’ meeting called for approval of the financial statement which relates to the last year of the term of their office. Directors may be re-elected.

Translation
Art. 14. When a Board of Directors is appointed, and during the fiscal year one Director ceases from office, the entire Board of Directors shall be deemed as being out of office and the quotaholders shall elect new Management.
Art. 15. Directors shall be reimbursed expenses incurred by reason of their office.
The office of the directors shall be free of charge, except if otherwise provided by resolution of the Quotaholders’ Meeting. The Board of Directors may resolve upon the compensation to one or more Managing Directors.
Art. 16. If the Company is managed by a Board of Directors, decisions may be adopted:
(i)	by written consent or based on consent expressed in writing. The procedure for written consent or consent expressed in writing, shall not be subject to any particular restrictions, provided that each Director is permitted to participate at the taking of decision and all receive adequate information.

Decisions shall be adopted by written approval of a single document, or, of more documents which shall all contain the same text of the decision taken by the majority of Directors. The text of the decision shall indicate the term for conclusion of the procedure. The decision shall bear the date of the last declaration which arrived within the term prescribed.

Decisions of the Board of Directors shall be adopted with the favorable vote of the majority of Directors in office.

Decisions adopted by written consent or based on consent expressed in writing shall be recorded without delay in the Directors’ Minute Book by one of the Directors. The thereto related documentation shall be kept by the Company;
or
(ii)	by resolution of the Board, adopted with the presence of the majority of Directors in office and the favorable vote of the majority of those present.
Art. 17. If not elected by the Quotaholders’ Meeting, the Board of Directors shall elect the Chairman among its members by voice vote, as well as one or more Vice-Chairmen.
The Secretary, who need not be a Director or quotaholder, shall be appointed from time to time by the Directors who attend each of the Meetings of the Board of Directors.

Translation
Art. 18. The Board of Directors shall meet at the registered office of the Company or elsewhere in Italy or abroad.
Meetings of the Board of Directors shall be called by the Chairman or by a Vice-Chairman if necessary and in any case, in all cases provided by the fifth paragraph of Article 2475 of the Italian Civil Code, or if requested in writing by at least one Director. The procedure foreseen for Call of Meetings of the Board of Directors may be delegated to a third party, who need not be a Director or quotaholder, who shall act on behalf of the Chairman or Vice-Chairman.
Art. 19. Meetings of the Board of Directors shall be called by registered mail or telefax or by any other similar means, which guarantee proof of receipt. Notices of Call shall be sent at least 7 (seven) days before Meetings to each Director, and if appointed, to each of the members of the Board of Statutory Auditors and to the Auditor of the Company. When urgent, the notice may be sent by telegram, telex, telefax or electronic mail at least 2 (two) days before the Meeting.
However, in case of absence of Notice of Call, the Board of Directors may validly adopt resolutions when the majority of Directors in office, and if appointed, the majority of members of the Board of Statutory Auditors in office attend the Meeting and all parties entitled to participate have been informed of the meeting.
Art. 20. Resolutions of the Board of Directors shall be validly adopted with the effective presence (also by audio or video conference) of the majority of the Directors in office.
In the absence of the Chairman or Vice-Chairmen, Meetings of the Board of Directors shall be chaired by the Director designated by the majority of those present. Resolutions shall be validly adopted with the absolute majority of those present. In case of a parity of votes, proposals made shall be deemed to have been rejected.
Resolutions of the Board of Directors shall be recorded in the Directors’ Minutes Book and signed by the Chairman and Secretary of the Meeting.
Meetings of the Board of Directors may be also validly held by audio/video conference, provided that all participants are identified and in a position to follow the Meeting and intervene in real time in the discussion of the matters examined. Participants shall also be permitted to view, receive and transfer documents. Meeting of the Board of Directors are considered as being held at the place where the Chairman and Secretary of the Meeting are located, so as to enable the drafting and signature of the Minutes.

Translation
Art. 21. The Sole Director or the Board of Directors are vested with the fullest powers to manage the business of the Company and are entitled to perform all acts which they consider appropriate for the achievement of the corporate purpose, with the sole exception of those which by law are reserved to the Quotaholders’ Meeting.
The Board of Directors may delegate its powers to one or more of its members, fixing the limits of such delegation.
Art. 22. The Management may appoint managers, representatives and attorneys-in-fact, who may act jointly or severally on behalf of the Company, for single acts and transactions, or categories of acts and transactions.
REPRESENTATION OF THE COMPANY
Art. 23. The Sole Director shall represent the Company. If a Board of Directors is appointed, the Chairman of the Board of Directors, the Vice-Chairman and, if appointed, each of the Managing Directors shall represent the Company.
Managers, representatives and attorneys-in-fact may also represent the Company within the limits of the powers granted to them in the deed of appointment.
QUOTAHOLDERS’ DECISIONS
Art. 24. Quotaholders shall decide on matters which are reserved to their competence by law and these By-laws and on issues submitted for their approval by one or more Directors, or by as many quotaholders as to represent at least one third of the capital. Quotaholders shall decide on the following matters:
1) approval of financial statements and distribution of profits;
2) appointment of the Sole Director or Board of Directors and determination of their term of office;
3) appointment, if necessary, of the Chairman and the Board of Statutory Auditors or the Auditors;
4) amendments to the articles of incorporation;
5) decisions on performance of operations which may substantially change the corporate purpose of the Company or the rights of the quotaholders.

Translation
Without prejudice to the provisions of article 25 below, quotaholders’ decisions may be taken by written consent or based on consents expressed in writing. Written consents shall be taken on initiative of the Chairman of the Board of Directors or Sole Director and consist in a proposal which shall be sent to all quotaholders by any means which guarantee proof of receipt (such as, but not limited to telefax or electronic mail), to the domicile which is indicated in the Quotaholders’ Book. The proposal shall clearly specify the subject matter of the consultation, the reasons and necessary means to guarantee adequate information on the issues to be treated as well as the exact text of the decision to be adopted.
Quotaholders shall have 15 (fifteen) days (or any other term fixed in the proposal) to send their answer to the registered office of the Company or to any other address indicated in the proposal. The answer shall be given at the foot of the document received, and shall contain either approval, rejection or stated abstention. Decisions taken by written consent shall be validly adopted with the favorable vote of as many quotaholders as to represent at least the majority of the Company’s capital. Absence of vote by one of the quotaholders shall be considered as a negative vote.
The Chairman of the Board of Directors or the Sole Director shall collect the consents received and inform all quotaholders, directors, statutory auditors and the auditor, if appointed, about the results obtained, indicating the following:
–	the quotaholders who approved, denied or expressly abstained from voting and the capital represented by each of them;

–	the date when the decision was taken;

–	any observations or declarations in respect of the subject matter of the consultation, if requested by the quotaholders.
All documents sent to the registered office of the Company which concern the willingness expressed by the quotaholders shall be kept by the Company, together with the Quotaholders’ Minute Book. Quotaholders’ decisions adopted pursuant to the terms of this article shall be registered without delay in the Quotaholders’ Minute Book.
The procedure for consents expressed in writing shall not be subject to any particular restrictions, provided that each of the quotaholders is permitted to participate at the taking of decisions and receives adequate information. Therefore, each of the quotaholders, after receipt of information regarding the text of the decision to be adopted and the term provided for adoption, may express its consent or rejection in writing, sending the relevant document to the registered office of the Company.

Translation
Resolutions are validly adopted if the consent of as many Quotaholders representing the majority of the corporate capital is received at the address of the registered offices of the company within the scheduled deadline. Failure by the Quotaholders to reply within the scheduled deadline is considered as an unfavourable vote.
The Chairman of the Board of Directors or the Sole Director shall make certain that all quotaholders are adequately informed in respect of the decision to be taken and terms to be respected. The Chairman of the Board of Directors or the Sole Director shall also make certain that the quotaholders express their vote. Minutes of the decision adopted shall be drafted and registered in the Quotaholders’ Minute Book. The latter shall also contain all documents which gave rise to the decision.
Art. 25. Quotaholders’ decisions regarding amendments to the articles of incorporation, performance of operations which involve a substantial change from the corporate purpose of the Company or the rights of the quotaholders, or which are requested by one or more Directors or by as many quotaholders as to represent at least one third of the Company’s capital, shall be taken by resolution of the Quotaholders’ Meeting, pursuant to the provisions of Article 2479 bis of the Italian Civil Code.
Quotaholders’ Meetings may be called by Management at the registered office of the Company or elsewhere, in Italy, or, if the presence of a Notary is not required, in any other country of the European Community or the United States or Singapore. The Notice of Call shall be sent by registered mail, telefax or electronic mail, to the domicile of each Quotaholder not less than eight days before the date fixed for the Meeting, or, if sent afterwards, it shall be received at least five days before the date fixed for the Meeting. Notices of Call shall indicate the day, time and place of the Meeting and shall list all issues on the agenda. Notices of Call shall also indicate the day, time and place of the second call, should the first call Meeting not be attended.
However, in case of absence of Notice of Call, Quotaholders’ Meetings shall be validly held when the entire capital is represented and all Directors and, if appointed, Statutory Auditors of the Company attend the Meeting or are informed, and do not object to action being taken on the issues on the agenda.
Quotaholders shall be entitled to be represented at Meetings by a representative and the documentation related thereto shall be kept with the corporate documents.
Art. 26. Quotaholders’ Meetings shall be chaired by the Chairman of the Board of Directors or, if appointed, by the Sole Director or by the person designated by the Meeting. The Meeting

Translation
shall appoint a Secretary who need not be a quotaholder and may appoint, if it considers it appropriate, two inspectors of election. The resolutions of Meetings shall be recorded in Minutes signed by the Chairman, the Secretary and by the two inspectors, if appointed. In the cases provided by law, or if so decided by the Chairman of the Quotaholders’ Meeting, Minutes shall be recorded by a Notary. On request of the quotaholders, their statements shall be recorded in Minutes.
The Chairman of the Quotaholders’ Meeting shall make certain that Meetings are properly called and he shall also determine the identity and right of the parties present to attend. The Chairman shall control the carrying out of the Meeting and verify the results of voting; the results of his verifications shall be recorded in the related Minutes.
Each quotaholder shall be entitled to participate in taking decisions and their votes shall be proportional to the respective quota held.
Art. 27. Quotaholders’ Meetings are properly held when quotaholders representing at least half of the capital are present; resolutions of Quotaholders’ Meetings shall be deemed validly adopted with the favorable vote of the absolute majority of those present and, in the cases provided by paragraphs 4) and 5) of article 24 above, with the favorable vote of as many quotaholders as to represent at least half of the capital.
Art. 28. Quotaholders’ Meetings are also validly held by audio/video conference, provided that the Notice of Call duly indicates the places which are connected as above stated, so as to enable the parties to participate.
Participants shall be identified and in a position to follow the Meeting. They shall be permitted to participate at simultaneous voting, intervene in real time in the discussion of the matters examined, see or receive and transfer documents. Quotaholders’ Meetings are considered held at the place where the Chairman and Secretary of the Meeting are located, so as to enable the drafting and signature of the Minutes.
CONTROL OF ACCOUNTING
Art. 29. The Quotaholders may appoint a Board of Statutory Auditors composed of three members and two alternate members, or alternatively, an Auditor who shall be charged with control of the accounting.

Translation
Quotaholders shall determine fees to be paid to the Board of Statutory Auditors or the Auditor for the entire duration of their office, in compliance with rates in force of the Professional Associations to which they belong or, otherwise, those which apply to Accountants.
In the cases provided by the second and third paragraph of article 2477 of the Italian Civil Code, appointment of the Board of Statutory Auditors is compulsory; in this case, rules provided for joint-stock companies shall apply. The Board of Statutory Auditors shall also perform auditing, except if otherwise provided by the quotaholders who may appoint an Auditor or an auditing company for the auditing.
Duties, duration and of ways of performing the office, causes for ineligibility and termination of the office of the Board of Statutory Auditors and/or Auditor or of the auditing company, if appointed, shall be governed by the rules provided for joint-stock companies.
Meetings may also be held by electronic means and those present may attend at different places, whether nearby or far away, by audio/video conference, provided compliance with meeting methods and principles of good faith and equal treatment for all members of the Board of Auditors and, in particular, with the following conditions:
(a)	that the Chairman of the Board of Auditors is able to ascertain the identity and right to attend of those present, control the carrying out of the meeting, verify and proclaim the results of the voting;
(b)	that the person who records the Minutes is able to adequately follow the events subject to drafting;
(c)	that the persons present are able to take part in the discussions and simultaneously vote on the items on the agenda.
The meeting will be considered as held at the location where the Chairman and the Secretary of the meeting are, so as to permit the drawing up and signing of the relevant minutes.
FINANCIAL STATEMENTS — PROFITS
Art. 30. The financial year shall close on December 31 each year.
The Management shall prepare and submit the financial statement to the Quotaholders within hundred and twenty days from the close of the financial year, or within hundred and eighty days, in case the Company is forced to draft a consolidated financial statement and if particular needs, related to the structure and corporate purpose, require it. In these cases, the Management shall indicate, in the report provided by article 2428 of the Italian Civil Code, the reasons of the delay.

Translation
Art. 31. Net profits of the financial year, after deduction of at least 5% which shall be set aside for the Legal Reserve until such reserve has reached an amount equal to 20% of the Company’s capital, may be set aside or distributed to the quotaholders or used for any other purposes in the Company’s interest.
Art. 32. Payments of dividends shall be made within the time and pursuant to the conditions determined by the Quotaholders who resolve on distribution, or in their absence, by the Management.
The right to receive dividends shall expire five (5) years from the date on which distribution was resolved upon, as stated at the first paragraph of this article.
DISSOLUTION AND LIQUIDATION
Art. 33. If, at any time and for any reason whatsoever, the Company shall be dissolved, a Quotaholders’ Meeting shall decide on the manner of its liquidation and the appointment of one or more Liquidators, granting them powers pursuant to Article 2487 of the Italian Civil Code.
The final financial statement of liquidation which is approved with the unanimous vote of the Quotaholders shall not be subject to any claims and shall be considered as being approved pursuant to Article 2493 of the Italian Civil Code, even if the term therein provided is not complied with.
RESIDUAL COMPETENCE
Art. 35. Any matter not specifically provided for by these By-laws, shall be governed by the provisions of the laws in force.